Exhibit 10.13

FORM OF ENVIRONMENTAL MATTERS AGREEMENT

This ENVIRONMENTAL MATTERS AGREEMENT, dated as of [—], 201[—], is by and among PFIZER INC., a Delaware corporation and ZOETIS INC., a Delaware corporation.

R E C I T A L S

WHEREAS, the Board of Directors of Pfizer Inc. has determined that it is in the best interests of Pfizer Inc. and its stockholders to separate the Animal Health Business from the other businesses conducted by Pfizer Inc. and its Subsidiaries;

WHEREAS, pursuant to the Contribution Agreement (as defined below), Pfizer Inc. and Zoetis Inc. have undertaken the transfer of certain of the Animal Health Assets, including the stock or other equity interests of certain of Pfizer Inc.’s Subsidiaries owning Animal Health Assets and/or dedicated to the Animal Health Business, by Pfizer Inc. to Zoetis Inc. and the assumption of the Animal Health Liabilities by Zoetis Inc.;

WHEREAS, pursuant to the Separation Agreement (as defined below), Zoetis Inc. assumed certain Environmental Liabilities, as described in Section 2.04 of the Separation Agreement;

WHEREAS, Pfizer Inc. and Zoetis Inc. are entering into this agreement (this “Environmental Matters Agreement”) because they mutually agree that it is in the best interest of the Pfizer Group (all members of which shall be referred to herein as “Pfizer”) and the Company Group (all members of which shall be referred to herein as the “Company”) to drive Remedial Actions to closure in the most efficient manner and in order to address the exchange of certain information between the parties, the Company’s performance of Remedial Actions pursuant to Liabilities it was allocated under the Separation Agreement, the use of consultants and contractors to assist in the conduct of Remedial Actions, and certain conduct at Co-Located Facilities, including each of Pfizer’s and the Company’s rights to access such sites, the use of institutional controls, notification procedures, procedures for communicating with Governmental Authorities, responsibilities for releases of hazardous materials, construction and redevelopment activities, liability protection, and procedures in the event of a dispute between the parties, and to assure that the Company complies with all requirements of Environmental Laws pending its substitution for Pfizer, both at its operating facilities and in connection with its conduct of Remedial Actions, and that the Company obtains the consent of Governmental Authorities, to the maximum extent achievable, to replace Pfizer as the permittee or legally responsible party in each case, after the Effective Date; and

WHEREAS, Pfizer Inc. and Zoetis Inc. are entering into this Environmental Matters Agreement in order to also address certain conduct related to each of Pfizer’s and the Company’s operations or conduct of Remedial Actions at Co-Located Facilities, including facilities located in Catania, Italy; Guarulhos, Brazil; Kalamazoo, Michigan; and Hsinchu, Taiwan.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Environmental Matters Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. For the purpose of this Environmental Matters Agreement, the following terms shall have the meanings indicated. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Separation Agreement.

“Catania Remediation Matter” shall have the meaning as set forth in Section 7.02 of this Environmental Matters Agreement.

“Catania Remediation Matter Reports” shall mean the Environmental Site Characterization Report according to DM471/99: Wyeth Catania Site dated January 31, 2005 and prepared by ERM Italia S.p.A. in Milan; Integrative Investigation Characterization Report according to D. Lgs. 152/06: Wyeth Catania Site dated May 15, 2009 and prepared by ERM Italia S.p.A. in Milan; and Site Specific Risk Assessment According to Legislative Decree 152/06: Catania Facility dated May 25, 2009 and prepared by ERM Italia S.p.A. in Milan.

“Co-Located Facilities” shall mean the real property listed on Schedule 1.01 to this Environmental Matters Agreement.

“Company’s Catania Facility” shall have the meaning as set forth in Section 7.01 of this Environmental Matters Agreement.

“Company’s South Campus Kalamazoo Facility” shall have the meaning as set forth in Section 8.01 of this Environmental Matters Agreement.

“Contribution Agreement” shall have the meaning set forth in the Separation Agreement.

“Environmental Permit Transfer Agreements” shall mean those agreements executed to effectuate the transfer of environmental permits and the responsibility, coverage, and Liability thereunder from Pfizer to the Company.

“Governmental No Further Action Letter” shall mean written notice from the appropriate Governmental Authority that, with respect to contamination or an actual or threatened Release of Hazardous Material no further Remedial Actions are required.

“Guarulhos Leased Facility” shall have the meaning set forth in Section 9.01 of this Environmental Matters Agreement.

“Guarulhos Remediation Matter” shall have the meaning as set forth in Section 9.01 of this Environmental Matters Agreement.

“Guarulhos Remediation Matter Reports” shall mean [                                ].

“Institutional Controls” shall have the meaning as set forth in Section 4.02 of this Environmental Matters Agreement.

“Kalamazoo Environmental Matter” shall have the meaning as set forth in Section 8.01 of this Environmental Matters Agreement.

“Kalamazoo Environmental Matter Report” shall mean Pharmacia & Upjohn, LLC Hazardous Waste Management Facility Operating License Annual Groundwater Report.

“Lease Term” shall mean the period in which Pfizer is leasing a referenced property from the Company pursuant to a lease agreement.

“Pfizer’s Kalamazoo Facility” shall have the meaning as set forth in Section 8.01 of this Environmental Matters Agreement.

“Remedial Action” shall mean all actions required by Environmental Law or by a Governmental Authority pursuant to Environmental Law or required pursuant to an order, writ, judgment, injunction, decree, stipulation, determination or award entered by, into, or with any Governmental Authority pursuant to Environmental Law to (i) cleanup, remove, treat, investigate, monitor, assess, evaluate, contain, or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger, or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; (iv) respond to any governmental requests for information or documents regarding any Hazardous Materials; (v) prepare reports, studies, analyses, or other documents regarding any Release or threatened Release of Hazardous Materials; or (vi) otherwise address or respond to a Release or threatened Release of Hazardous Materials, including, for example, through the use of Institutional Controls. “Remedial Action” also shall mean any judicial, administrative or other proceedings relating to any of the above and all actions associated therewith, including the negotiation and execution of judicial or administrative consent decrees and the defense of claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to any of the above. For avoidance of doubt, “Remedial Action” shall not include (a) the capital, operational, or maintenance costs incurred by the Company to continue to operate an Animal Health Asset after the Effective Date; or (b) facility closure or post-closure expenditures related to an Animal Health Asset or a portion thereof.

“Remedial Action Outcome” shall mean (i) a Governmental No Further Action Letter or (ii) if a Governmental No Further Action Letter is not available, or self-implementation or notice-only mechanisms for Remedial Action are available, under the regulatory regime under which the Remedial Action is being conducted, a good faith determination from the party’s environmental consultant that no further investigation or remediation is required to meet applicable Remediation Standards and that the Remedial Action has adequately addressed any threats to human health and the environment.

“Remediation Standard” shall mean a standard that defines the concentrations or conditions of Hazardous Materials that may be permitted to remain in any environmental media after a Release of Hazardous Materials.

“Separation Agreement” shall mean the Global Separation Agreement, as amended from time to time, by and between Pfizer Inc. and Zoetis Inc.

ARTICLE II

EXCHANGE OF INFORMATION

Section 2.01. Exchange of Information. Consistent with Article VI of the Separation Agreement, each of Pfizer Inc. and Zoetis Inc., on behalf of its respective Group, agrees to provide, or cause to be provided, at any time before, on, or after the Effective Date, as soon as reasonably practicable after written request therefore, reasonable access to any non-privileged Information in the possession or under the control of such respective Group and reasonable access to its employees to the extent that (i) such Information relates to, or such employees have relevant knowledge regarding, the requesting party’s alleged or potential link to environmental contamination at a third-party location; and (ii) the Information and access to employees can be provided without disruption to the Group’s business or operations.

ARTICLE III

SUBSTITUTION OF THE COMPANY FOR PFIZER WITH RESPECT TO REMEDIAL ACTIONS AND ON-GOING OPERATIONAL MATTERS AND ALLOCATION OF LIABILITIES

Section 3.01. Substitution. Pursuant to Sections 2.01 and 9.01 of the Separation Agreement, the Company shall use its best efforts to obtain and assist Pfizer to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause the Company to be fully substituted for Pfizer with respect to: (i) any Remedial Actions associated with Liabilities allocated to the Company pursuant to the Separation Agreement or this Environmental Matters Agreement or (ii) any Animal Health Asset. This substitution shall include substituting the Company for Pfizer with respect to consent decrees, consent orders, other decrees or orders, permits, licenses, registrations, approvals, financial assurances (including letters of credit), Actions, and voluntary cleanup agreements. The Company shall inform the applicable Governmental Authorities about its assumption of the Liabilities described on Schedule 3.01 and request that the Governmental Authorities direct all communications, requirements, notifications and/or official letters related to such matters to the Company. The Company’s assumption of Liabilities pursuant this Environmental Matters Agreement shall comply with Section 2.01 of the Separation Agreement.

Section 3.02 Compliance Pending Substitution. Until such time as the Company and Pfizer complete the substitutions outlined in Section 3.01 above or until the Effective Date, whichever is later, the Company shall: (i) comply with all Environmental Laws, including all reporting obligations, and the terms and conditions of all decrees, orders, permits, licenses, registrations, approvals, financial assurances and agreements that remain in Pfizer’s name and (ii) provide Pfizer (A) annual progress reports on any such Remedial Action, other than those occurring at Co-Located Facilities where such information sharing obligations are governed by Articles VI through X of this Environmental Matters Agreement, including a summary of actions taken during the past year and of actions expected to be taken in the future; and (B) prior written notice that the Company intends to change or hire additional environmental consultants or contractors to perform work on any part of such Remedial Action.

ARTICLE IV

PERFORMANCE OF REMEDIAL ACTIONS

Section 4.01. Responsibility for Remedial Actions.

(a) The Company shall be responsible for the performance of and payment of costs related to Remedial Actions associated with Liabilities allocated to the Company pursuant to the Separation Agreement or this Environmental Matters Agreement and required under Environmental Laws at: (i) certain Co-Located Facilities, subject to the provisions of this Environmental Matters Agreement; (ii) real property that is an Animal Health Asset that the Company will own after the Effective Date and that will not be a Co-Located Facility; (iii) certain real property at which a Remedial Action is related to, arises out of, or results from any of the terminated, divested or discontinued businesses and operations of Pfizer and its Subsidiaries that would have comprised part of, or related to, the Animal Health Business had they not been terminated, divested or discontinued prior to the Effective Date and (iv) any third-party disposal location where Hazardous Materials were disposed of that were generated at any real property, or portions thereof, that is or was an Animal Health Asset, regardless of whether such real property is owned by the Company after the Effective Date or was divested prior to the Effective Date and regardless of when the disposal of Hazardous Materials occurred.

(b) Pfizer shall be responsible for the performance of and payment of costs related to Remedial Actions associated with Liabilities allocated to the Company pursuant to the Separation Agreement or this Environmental Matters Agreement and required under Environmental Law at: (i) certain Co-Located Facilities, subject to the provisions of this Environmental Matters Agreement; and (ii) a third-party disposal site where Hazardous Materials generated on behalf of the Animal Health business were disposed of (regardless of the date of the disposal), if such Hazardous Materials were generated at real property, or portions thereof, that will be owned or operated by Pfizer after the Effective Date.

Section 4.02 Conduct of Remedial Actions.

(a) Pfizer, with respect to any Remedial Action that it conducts pursuant to Article VI, and the Company, with respect to any Remedial Action that is associated with a Liability allocated to it under this Environmental Matters Agreement and the Separation Agreement, shall:

(i) diligently conduct and control such Remedial Action in a good, safe, and workmanlike manner, in accordance with all applicable Laws, including all applicable Environmental Laws, in accordance with all instructions from any applicable Governmental Authority, and with generally accepted industry practices consistent with practices of responsible multi-national corporations.

(ii) complete the Remedial Action in a prompt and expeditious fashion, provided that Pfizer or the Company, as applicable, may, within reason, exercise its rights, including its due process right, to contest any requirement imposed or determination made by a Governmental Authority with respect to the contemplated Remedial Action; and

(iii) not cause, through any action or inaction, any undue delay in undertaking any Remedial Action or achieving a Remedial Action Outcome, and shall comply with all Environmental Laws, and protect human health and the environment.

(b) It is expressly acknowledged and agreed by the parties that Pfizer and the Company, as applicable, may, if approved or permitted by the applicable Governmental Authority or Environmental Law, use deed notices, deed restrictions, engineering controls, ordinances, or other institutional controls (all of which are referred to here as “Institutional Controls”) to complete a Remedial Action associated with a Liability allocated to it under the Separation Agreement.

(c) Nothing in this Environmental Matters Agreement shall be construed to obligate Pfizer or the Company to conduct, or pay for the conduct of, a Remedial Action to meet a

Remediation Standard that is more stringent than the least stringent, most cost effective Remediation Standard or remedy (including, for example, long-term natural attenuation, containment, or installation and maintenance of a cap) that: (i) is in effect and enforceable under applicable Environmental Law as of the date the Remedial Action Outcome is issued, (ii) is the source of the obligation to conduct the Remedial Action, and (iii) is consistent with the industrial/commercial use of the site at which the Remedial Action is being conducted as of the day before the Effective Date.

Section 4.03. Information Sharing. The Company shall promptly provide Pfizer copies of any Remedial Action Outcome (and any relevant supporting documentation requested by Pfizer) with respect to any Remedial Action associated with a Liability allocated to it under the Separation Agreement.

ARTICLE V

USE OF CONSULTANTS

Section 5.01. Hiring Consultants. If in undertaking a Remedial Action associated with a Liability allocated to it under the Separation Agreement each of the Company or Pfizer chooses to use an environmental consultant or contractor, the parties each agree to use a competent, and qualified environmental consultant or contractor who has the proper credentials to conduct the tasks for which he or she was retained.

Section 5.02. Continuity of Consultants. The parties agree that the Company may use, after the Effective Date, the same environmental consultant(s) or contractor(s) utilized by Pfizer to manage a specific Remedial Action prior to the Effective Date, unless Pfizer communicates an objection to the use of a specific consultant or contractor to the Company’s remediation lead within ninety (90) days after the Effective Date. Should Pfizer timely object to the use of a specific consultant or contractor, Pfizer shall be responsible for the reasonable costs to transition the matter to a new consultant or contractor. With respect to those environmental consultants about whom Pfizer does communicate a timely objection, the Company may not retain them for any purpose related to that specific Remedial Action other than effecting a reasonable transition to a new consultant or contractor. Further, Pfizer may retain such consultant or contractor for any purpose, including to support, evaluate, testify, or otherwise support Pfizer in any claim or dispute with the Company related to the specific Remedial Action. With respect to an environmental consultant or contractor who is not the subject of a timely objection from Pfizer: (i) the Company may continue to use them to manage any Remedial Action but is barred from using such consultant or contractor to support, evaluate, testify, or otherwise support the Company in any claim or dispute with Pfizer related to the Remedial Action that is the subject of the claim or dispute, until after the fourth anniversary of the Effective Date, and (ii) after the fourth anniversary of the Effective Date, Pfizer is barred from using such consultant or contractor to support, evaluate, testify, or otherwise support Pfizer in any claim or dispute with the Company related to the Remedial Action that is the subject of the claim or dispute. Pfizer may request information from the consultant or contractor after the fourth anniversary to defend against a claim or dispute, and the Company shall cooperate with such requests consistent with the provisions of Section 2.01 of this Environmental Matters Agreement.

ARTICLE VI

CO-LOCATED FACILITIES

Consistent with the foregoing, the parties agree and acknowledge the following with respect to Co-Located Facilities:

Section 6.01. Access. Each of the parties hereby grant to the other party and its Group, employees, agents, representatives, contractors, and consultants a non-exclusive license to reasonably access and enter onto its portion of any Co-Located Facility and use such infrastructure or utility services at its portion of any Co-Located Facility, from time to time and with seven (7) business days advance notice, as may be reasonably necessary to conduct any Remedial Action that is necessary in the other party’s reasonable technical judgment or to use such utilities in the other party’s on-going operations pursuant to a Site Services Agreement, including, providing the other party with reasonable access to employees, documents, and on-site structures (including underground piping, sewer systems, or waste water treatment facilities) (“Access License”). In so doing, the other party shall not materially impact the operations at the granting party’s portion of the Co-Located Facility and shall pay the granting party reasonable utility costs upon presentation of an itemized invoice by the granting party. The Access License for each Co-Located Facility shall commence upon the Effective Date and shall terminate, expire, and be revoked when Pfizer or the Company, as applicable, no longer owns, leases, or operates at least a portion of such real property and is no longer conducting a Remedial Action at such real property. The parties agree that entry upon the granting party’s portion of any Co-Located Facility shall be limited to the extent necessary for the performance of the activities herein described and no other purpose. When accessing the granting party’s portion of any Co-Located Facility, the other party shall comply at all times with applicable Laws and any environmental, health and safety standards of the granting party.

Section 6.02. Institutional Controls. It is expressly acknowledged and agreed by the parties that the Company and Pfizer may, if approved or permitted by the applicable Governmental Authority or Environmental Law, use Institutional Controls to complete a Remedial Action at or related to a Co-Located Facility. Where the use of such Institutional Controls are necessary or appropriate, the parties agree, on behalf of their respective Groups, to cooperate with the other to seek, execute and record such controls.

Section 6.03. Notification. Each of Pfizer and the Company shall promptly notify the other party of (i) any planned change in its operations at a Co-Located Facility that may reasonably be expected to impact the other party’s permits, employees, property, operations or an on-going Remedial Action conducted by the other party at the Co-Located Facility; (ii) any Release or threatened Release of Hazardous Materials at, on, under, or from a Co-Located Facility to the extent such Release requires reporting to a Governmental Authority under any applicable Environmental Law; or (iii) the discovery of any contamination in the soil, groundwater, surface water, or air at, on, under, or from a Co-Located Facility.

Section 6.04. Communications with Governmental Authorities. Except in the case of an emergency situation in which there is a substantial risk of loss of life or severe injury to any Person if reporting is delayed by the following consent process, each of Pfizer and the Company shall not initiate any contact with or initiate any disclosure to any Governmental Authority in relation to any matter at a Co-Located Facility for which the other party would reasonably be expected to have Liability pursuant to the allocation of Liabilities under the Separation Agreement and this Environmental Matters Agreement without the other party’s prior written consent, which consent shall not be unreasonably withheld.

Section 6.05. Responsibility for Hazardous Material Releases. Pursuant to the allocation of Liabilities under the Separation Agreement, each of Pfizer and the Company shall be responsible for conducting and paying the costs related to any and all Remedial Actions to address any Release or threatened Release of Hazardous Materials caused by or attributable to it or its respective operations at a Co-Located Facility that occurs after the Effective Date to meet applicable Remediation Standards, in conformance with the requirements of applicable Governmental Authorities, and to achieve compliance with Environmental Laws, including reporting such Release or threat of Release to the appropriate Governmental Authorities.

Section 6.06. Construction or Redevelopment Activities. Except as otherwise provided elsewhere in this Environmental Matters Agreement, and subject to any contractual limitations, limitations under Law, and restrictions provided in a Governmental No Further Action Letter, each of Pfizer and the Company is permitted to conduct changes to its operations or any necessary construction or redevelopment activities for a bona fide business purpose on the portion of a Co-Located Facility under its operational control at its sole cost and expense; provided, however, each of Pfizer and the Company shall not implement any changes to its operations or conduct any construction or redevelopment activities at a Co-Located Facility in a manner that could unreasonably interfere with the other party’s operations at such facility, interfere with an on-going Remedial Action conducted by the other party at such facility, or increase the costs to conduct such Remedial Action. Each of Pfizer and the Company shall provide the other party with written notice sixty (60) days in advance of any such activities that may reasonably be expected to impact the other party’s operations or an on-going Remedial Action conducted by the other party at such facility. If the other party, in its sole discretion, believes the notifying party’s proposed plans will negatively impact the other party’s operations or conduct of Remedial Actions at the Co-Located Facility and if it makes a request within thirty (30) days after receiving notice (or such later time as they mutually agree), the other party shall have the right to confer with the notifying party and propose reasonable alterations to such proposed plans. Each of Pfizer and the Company, as applicable, shall adopt such reasonable alterations and shall ensure that the construction or redevelopment activities do not materially disrupt, and have no material impacts on, the other party’s operations or the other party’s conduct of Remedial Actions at a Co-Located Facility. Notwithstanding anything to the contrary in this Environmental Matters Agreement or the Separation Agreement and except as provided in Section 7.05 of this Environmental Matters Agreement, if each of Pfizer’s and the Company’s change in the industrial/commercial use of a Co-Located Facility as compared to the Facility’s use as of the day before the Effective Date results in a requirement to conduct Remedial Action (including Remedial Action that is required due to the discovery of historical contamination that would otherwise be the responsibility of the other party), an Environmental Liability, or other Losses, then it shall be solely responsible for such Remedial Action, Environmental Liability, or Loss and if each of Pfizer’s and the Company’s construction or redevelopment activities results in a requirement to conduct Remedial Action (including Remedial Action that is required due to the discovery of historical contamination that would otherwise be the responsibility of the other party, unless such contamination is related to constituents of concern being addressed in an on-going Remedial Action conducted by such other party and is not removed or disturbed during construction or redevelopment activities), an Environmental Liability, or other Losses, then it shall be solely responsible for such Remedial Action, Environmental Liability, or Loss, including, in both cases, responsibility for any material increases in the costs that result from the party’s disruption to or exacerbation of an on-going Remedial Action or for further Remedial Actions requested after the achievement of a Remedial Action Outcome. For purposes of this Environmental Matters Agreement, construction or redevelopment activities or changes in the industrial/commercial use of a Facility shall not be construed to include routine maintenance activities that are required to continue to operate a facility in the same manner and for the same purpose that it was operated before the conduct of the maintenance activity and that are not reasonably expected to have an impact on the operations of the other party or on the conduct of a Remedial Action at the facility. However, if each of Pfizer or the Company, in conducting such routine maintenance, construction, or redevelopment activities exacerbate any conditions related to an on-going Remedial Action due to its negligence or willful misconduct, any increases in the costs of the Remedial Action that result from such maintenance, construction, or redevelopment activities shall be the sole responsibility of the party conducting such activities. The parties further agree that the party conducting the routine maintenance, construction, or redevelopment activities shall be solely responsible for the costs to address the materials or waste generated, impacted, moved, or disturbed as a part of the routine maintenance, construction or redevelopment.

Section 6.07. Liability. Notwithstanding anything to the contrary in this Environmental Matters Agreement or the Separation Agreement except as provided in Sections 6.06, 7.05, and

9.05 of this Environmental Matters Agreement, each of Pfizer and the Company shall not be liable for any Losses and shall have no obligation to pay Remedial Costs, defend the other party, or conduct any Remedial Action to the extent the environmental conditions in connection with the Losses or Remedial Costs are discovered in connection with, result from, arise out of, or are the consequence of: (i) any action by or on behalf of the other party after the Effective Date (including any disclosure, report or other communication from or on behalf of the other party to any Governmental Authority or other third party); (ii) any intrusive investigation, including any drilling, sampling, testing or monitoring of any soil, surface water, groundwater, or other environmental media conducted by or on behalf of the other party after the Effective Date that was not conducted with respect to a Remedial Action that was on-going as of the Effective Date; or (iii) changes made by the other party to the industrial/commercial use of the Co-Located Facility after the Effective Date compared to the use of the specific Co-Located Facility as it had been operated by Pfizer in the twelve (12) months prior to the Effective Date, in each case (under (i), (ii), and (iii)), except to the extent such action, intrusive investigation, report, disclosure, communication, or operational/use change was required to comply with any requirement under Environmental Law or order of any Governmental Authority.

Section 6.08. Disputes. Any disputes between the parties as to which party is liable for a newly discovered environmental matter shall be resolved pursuant to the provisions of the Separation Agreement, including those addressing allocation of liability (Article II), mutual releases and indemnification (Article IV) and dispute resolution (Article VIII). Should the parties jointly retain a technical mediator pursuant to the dispute resolution provisions of the Separation Agreement, the mediator shall be authorized, upon request of the parties, to conduct an investigation, render an opinion, and, if applicable, prepare a proposed apportionment of liability after affording Zoetis Inc. and Pfizer Inc. each the opportunity to submit documentation and comment on each other’s submissions.

Section 6.09. Information Sharing.

(a) Each of the parties agree to keep the other party reasonably informed of the progress of any Remedial Action it is conducting at a Co-Located Facility and, upon request by the other party, will provide such party with copies of all related material submissions made to Governmental Authorities related to such Remedial Action.

(b) Each of Pfizer and the Company shall promptly notify the other party about any information or document directly or indirectly related to a Remedial Action that the other party is conducting that Pfizer or the Company receives from any Person who is not the other party and shall promptly provide a copy of such information or document to the other party.

Section 6.10. Mitigation. Each of Pfizer and the Company shall take all reasonable steps to mitigate Losses upon becoming aware of any event, circumstance, or condition that could reasonably be expected to give rise to a Loss of the other party.

Section 6.11. Completion and Post-Closure Maintenance and Monitoring. Each of the parties’ obligations to conduct Remedial Actions at a facility owned by the other party after the Effective Date shall be deemed complete and fully discharged upon achieving a Remedial Action Outcome and, if such Remedial Action Outcome is conditioned upon maintenance of the remedy or monitoring of residual contamination, upon payment in full to the other party of the net present value of such post-closure maintenance or monitoring for the duration required by Governmental Authorities or twenty (20) years, whichever is shorter. Upon receipt of payment in full, the other party shall assume full responsibility for conducting such post-closure maintenance or monitoring in compliance with Environmental Law and at the direction of the applicable Governmental Authorities.

ARTICLE VII

CATANIA, ITALY

Consistent with Article VI of this Environmental Matters Agreement, the parties agree and acknowledge the following with respect to the Company’s Catania Facility:

Section 7.01. Facility Conditions. The parties acknowledge that prior to the Effective Date, certain constituents of concern were present in the soil and groundwater beneath the Company’s facility located at Via Franco Gorgone 18, Zona Industriale in Catania, Italy (“Company’s Catania Facility”), as documented by the Catania Remediation Matter Reports and illustrated in Schedule 7.01 to this Environmental Matters Agreement.

Section 7.02. Performance of Remedial Actions.

(a) Pfizer Inc. agrees to perform or cause to be performed the Remedial Actions that are required by national Environmental Law and agreed upon with Regione Sicilia, Municipality of Catania or ARPA di Catania – Dipartimento Provinciale di Catania pursuant to the work plan that will be authorized by such Governmental Authority (the “Catania Remediation Matter”) at its sole cost and expense and in a manner that will not unreasonably interfere with the Company’s operations at the Company’s Catania Facility; provided, however, that it is expressly acknowledged and agreed by the parties that Pfizer may, if approved or permitted by the applicable Governmental Authority or Environmental Law, use Institutional Controls to complete the Remedial Actions. Accordingly, Pfizer shall have sole and exclusive control of the development, negotiation, implementation and management of such Remedial Actions and, to the extent submissions are required to the Governmental Authorities related to such Remedial Actions, Pfizer will make these submissions in its own name.

(b) In undertaking the Catania Remediation Matter, Pfizer shall undertake such Remedial Actions in accordance with Environmental Law, provided that Pfizer may, within reason, exercise its rights, including, where applicable, its due process right, to contest any requirement imposed, determination made, or action taken by a Governmental Authority with respect to the Catania Remediation Matter or any contemplated Remedial Actions related thereto.

(c) To minimize disruption to the conduct of operations and Remedial Actions at the Company’s Catania Facility, the parties agree and covenant that:

i.	The Company shall have the right to review, upon request, any and all technical design and relevant engineering specifications of the remedial and monitoring systems selected by Pfizer that address the Catania Remediation Matter and may provide timely comments to Pfizer, which Pfizer shall reasonably consider, solely with respect to the compatibility of such remedial and monitoring system with the Company’s current or planned operations at the Company’s Catania Facility. The Company may, at its own expense, hire its own consultants, attorneys or other professionals to monitor Pfizer’s actions to address the Catania Remediation Matter.

ii.	To the extent conduct of the Catania Remediation Matter by Pfizer may impact the Company’s current operations at the Company’s Catania Facility, the parties shall work cooperatively and in good faith to minimize interference with or disruption of such operations.

iii.	The Company shall not take any actions, or fail to act in a way, that could unreasonably interfere with Pfizer’s performance of, increase the costs of, or exacerbate any conditions related to the Catania Remediation Matter, including communicating with Governmental Authorities in a manner that interferes with, increases the costs of, or is inconsistent with Pfizer’s conduct of the Catania Remediation Matter. Except for matters addressed in Sections 6.06 and 7.05 of this Environmental Matters Agreement, the Company shall be solely responsible for any material increases in the costs of the Remedial Actions to be performed by Pfizer that result from actions or inactions that are clearly attributable to the Company or its employees, contractors, or agents.

iv.	The Company shall use due care to protect from damage or destruction any installation, property, or equipment located at the Company’s Catania Facility used in connection with Pfizer’s conduct of the Catania Remediation Matter, including, any monitoring wells, pumps, and piping. The Company shall reimburse and make Pfizer whole for any damage or destruction done to such installation, property or equipment, except to the extent such damage is caused by Pfizer, its employees, contractors or agents.

v.	To the extent required by Environmental Law, the Company shall obtain and maintain in good standing such Governmental Approvals that may be required for Pfizer to conduct Remedial Actions at the Company’s Catania Facility, including, those for the storage, transportation and off-site disposal of any Hazardous Material generated in the course of addressing the Catania Remediation Matter.

Section 7.03. Take-Over. The Company shall be entitled to perform, at Pfizer’s reasonable cost and expense, the Catania Remediation Matter if (i) the Company receives a written notice from Governmental Authorities that reasonably threatens it with the shut-down of all on-site operations due to Pfizer’s failure to perform the Catania Remediation Matter and (ii) Pfizer does not take actions to resume its performance of the Catania Remediation Matter within sixty (60) days of receiving written notice of such proposed take-over from the Company. In so doing, Pfizer shall only be liable for such costs that are reasonably required to achieve the applicable Remediation Standard. Where applicable, the Company shall promptly provide copies to Pfizer of all correspondence with the Governmental Authorities, as well as all work plans, notices, submissions, field work, and draft and final reports that are related to the Catania Remediation Matter. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Company’s actions to address the Catania Remediation Matter, including any field work undertaken by the Company.

Section 7.04. Additional Remediation. Notwithstanding other provisions of this Environmental Matters Agreement, to the extent the Company is responsible for remediating any Release of Hazardous Materials at the Company’s Catania Facility, Pfizer, in its sole discretion, can opt to conduct and control such remediation at the Company’s reasonable expense. In so doing, the Company shall only be liable for such costs that are reasonably required to achieve the applicable Remediation Standard.

Section 7.05. Construction. The Parties acknowledge that the Remedial Actions that will be conducted, even if compliant with the applicable Remediation Standard set forth by Environmental Law and even if a Governmental No Further Action Letter is issued, could result in limitations or restrictions related to the use of the Company’s Catania Facility, including limitations or restrictions related to the current use of the site, or limitations or restrictions related to new construction or development or operational changes at the site. Zoetis Inc. further acknowledges and agrees that it may not conduct or cause to be conducted any construction or redevelopment activities in the areas marked by hatching on Schedule 7.05 until Pfizer’s obligation to address the Catania Remediation Matter pursuant to this Article and related to the Liability allocated to it under Article II of the Separation Agreement shall be deemed complete and fully discharged or until Pfizer provides written consent to such construction or redevelopment activities. Zoetis Inc. acknowledges that Pfizer has the right to refuse to consent to any construction or redevelopment activities in the areas marked by hatching on Schedule 7.05 that may interfere with its achievement of a Remedial Action

Outcome or with its approval plan. Notwithstanding other provisions of this Environmental Matters Agreement, if the Company’s construction or redevelopment activities at any portion of the Company’s Catania Facility identifies contamination requiring a Remedial Action to be conducted, an Environmental Liability, or other Losses that would otherwise be the responsibility of Pfizer, then Pfizer shall be solely responsible for such Remedial Action, Environmental Liability, or Loss unless (x) such contamination, Environmental Liability, or Loss was caused after the Effective Date by the negligence or willful misconduct of the Company or its employees, agents, representatives, contractors, or consultants, or (y) such contamination, Environmental Liability, or Loss was caused by the Company or its employees, agents, representatives, contractors, or consultants after the Effective Date, or (z) such contamination, Environmental Liability, or Loss was caused by a Release of Hazardous Materials after the Effective Date at real property neither owned nor operated by Pfizer. The Company shall, however, remain responsible for the costs to address the materials or waste generated, impacted, moved, or disturbed as a part of the construction or redevelopment activities and the costs associated with obtaining or complying with any Governmental Authorizations necessary to conduct such construction or redevelopment activities. The Company shall:

i.	ensure that any construction and redevelopment activities or changes in operations minimize any disruption to or exacerbation of the Catania Remediation Matter;

ii.	take into account potential indoor air inhalation and, as appropriate, incorporate reasonable measures to prevent exposure to vapors, including without limitation, sub-slab vapor collection systems, impermeable flooring and other measures as necessary; and

iii.	comply with Pfizer Catania Facility SOP 514 and 515 in connection with all sub-grade construction activities.

Section 7.06. Indoor Flooring. The Company is responsible for conducting periodic inspections and maintenance of all indoor flooring in buildings and structures at the Company’s Catania Facility. The Company shall maintain such flooring in good working condition and in a manner that minimizes indoor air inhalation risks from vapor intrusion. The Company is solely responsible for any Remedial Actions that may be required under Environmental Law due to indoor air inhalation risks from vapor intrusion in buildings and structures at the Company’s Catania Facility to the extent it results from the Company’s failure to maintain the integrity of such flooring to eliminate or mitigate vapor intrusion pathways.

Section 7.07. Waste Water Treatment Facility. Pursuant to the Site Services Agreement, the Company will operate the on-site waste water treatment facility and shall permit Pfizer to discharge waste water associated with the Catania Remediation Matter to and through such facility as long as such waste water does not interfere with the Company’s operation of the waste water treatment facility or its compliance with Environmental Law or any Governmental Authorizations issued thereunder.

ARTICLE VIII

KALAMAZOO, MICHIGAN (SOUTH CAMPUS)

Consistent with Article VI of this Environmental Matters Agreement, the parties agree and acknowledge the following with respect to Pfizer’s Kalamazoo Facility and the Company’s South Campus Kalamazoo Facility:

Section 8.01. Facility Conditions.

(a) The parties acknowledge that prior to the Effective Date, certain constituents of concern were present in groundwater beneath Pfizer’s facility located at 700 Portage Road in Kalamazoo, Michigan (“Pfizer’s Kalamazoo Facility”) above Michigan’s generic groundwater cleanup criteria, as documented by the Kalamazoo Environmental Matter Report (the “Kalamazoo Environmental Matter”). Pfizer is presently conducting Remedial Actions at the site to address the Kalamazoo Environmental Matter with oversight from the Michigan Department of Environmental Quality.

(b) The parties further acknowledge that such groundwater impacts do not extend to the Company’s facility located at 7725 Portage Road, Portage, Michigan 49002 in Kalamazoo, Michigan (“Company’s South Campus Kalamazoo Facility”); however, certain Remedial Actions are taking place at such facility to address the Kalamazoo Environmental Matter.

Section 8.02. Performance of Remedial Actions.

(a) Pfizer shall continue to perform the Remedial Actions at Pfizer’s Kalamazoo Facility and, to the extent necessary, at the Company’s South Campus Kalamazoo Facility that are required pursuant to Environmental Law or by Governmental Authorities to address the Kalamazoo Environmental Matter at Pfizer’s sole cost and expense, and in a manner that will not unreasonably interfere with the Company’s operations at the Company’s South Campus Kalamazoo Facility; provided, however, that it is expressly acknowledged and agreed by the parties that Pfizer may, if approved or permitted by the applicable Governmental Authority or Environmental Law, use Institutional Controls to complete the Remedial Actions. Accordingly, Pfizer shall have sole and exclusive control of the development, negotiation, implementation, and management of such Remedial Actions and, to the extent submissions are required to the Governmental Authorities related to such Remedial Actions, Pfizer will make these submissions in its own name.

(b) In undertaking Remedial Actions to address the Kalamazoo Environmental Matter, Pfizer shall act in accordance with Environmental Law; provided that Pfizer may, within reason, exercise its rights, including, where applicable, its due process right, to contest any requirement imposed, determination made, or action taken by a Governmental Authority with respect to the Kalamazoo Remediation Matter or any contemplated Remedial Actions related thereto.

(c) To minimize disruption to the conduct of operations and Remedial Actions at the Company’s South Campus Kalamazoo Facility, the parties agree and covenant that:

i.	The Company shall have the right to review, upon request, any and all technical design and relevant engineering specifications of the remedial and monitoring systems selected by Pfizer that address the Kalamazoo Environmental Matter and may provide timely comments to Pfizer, which Pfizer shall reasonably consider, solely with respect to the compatibility of such remedial and monitoring system with the Company’s current or planned operations at the Company’s South Campus Kalamazoo Facility. The Company may, at its own expense, hire its own consultants, attorneys or other professionals to monitor Pfizer’s actions on the Company’s South Campus Kalamazoo Facility to address the Kalamazoo Environmental Matter.

ii.	To the extent conduct of the Kalamazoo Environmental Matter by Pfizer may impact the Company’s current operations at the Company’s South Campus Kalamazoo Facility, the parties shall work cooperatively and in good faith to minimize interference with or disruption of such operations.

iii.	The Company shall not take any actions, or fail to act in a way, that could unreasonably interfere with Pfizer’s performance of, increase the costs of, or exacerbate any conditions related to the Kalamazoo Environmental Matter, including communicating with Governmental Authorities in a manner that interferes with, increases the costs of, or is inconsistent with Pfizer’s conduct of the Kalamazoo Environmental Matter. Except for matters addressed in Section 6.06 of this Environmental Matters Agreement, the Company shall be solely responsible for any material increases in the costs of the Remedial Actions to be performed by Pfizer that result from actions or inactions that are clearly attributable to the Company or its employees, contractors, or agents.

iv.	The Company shall protect from damage or destruction any installation, property, or equipment located at the Company’s South Campus Kalamazoo Facility used in connection with Pfizer’s conduct of the Kalamazoo Environmental Matter, including, any monitoring wells, pumps, and piping. The Company shall reimburse and make Pfizer whole for any damage or destruction done to such installation, property or equipment, except to the extent such damage is caused by Pfizer, its employees, contractors or agents.

v.	To the extent required by Environmental Law, the Company shall obtain and maintain in good standing such Governmental Approvals that may be required for Pfizer to conduct Remedial Actions at the Company’s South Campus Kalamazoo Facility, including, those for the storage, transportation and off-site disposal of any Hazardous Material generated in the course of addressing the Kalamazoo Environmental Matter.

Section 8.03. Compliance.

(a) Zoetis Inc. acknowledges that it has due care obligations and agrees to comply and cause members of its Group to comply with Michigan’s due care obligations as set forth in Part 201 of the Michigan Natural Resources and Environmental Protection Act, Act 451 of 1994, as amended.

(b) The Company shall comply with the terms of the restrictive covenant that was executed by Pharmacia & Upjohn Company LLC with the Kalamazoo County Register of Deeds in connection with the Company’s South Campus Kalamazoo Facility that was recorded on September 27, 2012. The parties agree that the terms of this restrictive covenant are not inconsistent with Section 4.02(c) of this Environmental Matters Agreement and shall not be considered to be more than the least stringent, most cost effective Remediation Standard or remedy as further described in this Section 4.02(c).

ARTICLE IX

GUARULHOS, BRAZIL

Consistent with Article VI of this Environmental Matters Agreement, the parties agree and acknowledge the following with respect to Guarulhos Leased Facility:

Section 9.01. Facility Conditions. The parties acknowledge that in connection with the former divestiture of a portion of the Company’s facility in Guarulhos, Brazil pursuant to an Asset Purchase Agreement by and between Pfizer Inc. and Philipp Brothers Chemicals, Inc. dated September 28, 2000, Pfizer Inc. retained liability that it subsequently transferred to the Company pursuant to the Separation Agreement for the remediation of certain soil and groundwater impacts at the Company’s facility located at Avenida Presidente Tancredo de Almeida Neves, 1555, Vila Sant’Anna in Guarulhos, Brazil that it is leasing to a member of the Pfizer Group (“Guarulhos Leased Facility”) pursuant to the Private Instrument of Non-residential Lease Agreement and Others, the impacts and of which have been documented in the Guarulhos Remediation Matter Reports (the “Guarulhos Remediation Matter”).

Section 9.02. Performance of Remedial Actions.

(a) Zoetis Inc. agrees to perform or cause to be performed the Remedial Actions that are required by CETESB – Companhia Ambiental do Estado de São Paulo to address the Guarulhos Remediation Matter at its sole cost and expense and in a manner that will not unreasonably interfere with Pfizer’s operations at the Guarulhos Leased Facility; provided, however, that it is expressly acknowledged and agreed by the parties that the Company may, if approved or permitted by the applicable Governmental Authority or Environmental Law, use Institutional Controls to complete the Remedial Actions. Accordingly, the Company shall have sole and exclusive control of the development, negotiation, implementation and management of such Remedial Actions and, to the extent submissions are required to the Governmental Authorities related to such Remedial Actions, the Company will make these submissions in its own name.

(b) In undertaking Remedial Actions to address the Guarulhos Remediation Matter, the Company shall undertake such Remedial Actions in accordance with Environmental Law, provided that the Company may, within reason, exercise its rights, including, where applicable, its due process right, to contest any requirement imposed, determination made, or action taken by a Governmental Authority with respect to the Guarulhos Remediation Matter or any contemplated Remedial Actions related thereto.

(c) To minimize disruption to the conduct of operations and Remedial Actions at the Guarulhos Leased Facility, the parties agree and covenant that:

i.	During the Lease Term, Pfizer shall have the right to review, upon request, any and all technical design and relevant engineering specifications of the remedial and monitoring systems selected by the Company that address the Guarulhos Remediation Matter and may provide timely comments to the Company, which the Company shall reasonably consider, with respect to the compatibility of such remedial and monitoring system with Pfizer’s current or planned operations at the Guarulhos Leased Facility. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Company’s actions to address the Guarulhos Remediation Matter.

ii.	To the extent the Company’s conduct of Remedial Actions to address the Guarulhos Remediation Matter may impact Pfizer’s current operations at the Guarulhos Leased Facility, the parties shall work cooperatively and in good faith to minimize interference with or disruption of such operations.

iii.	Pfizer shall not take any actions, or fail to act in a way, that could unreasonably interfere with the Company’s performance of, increase the costs of, or exacerbate any conditions related to the Guarulhos Remediation Matter, including communicating with Governmental Authorities in a manner that interferes with, increases the costs of, or is inconsistent with the Company’s conduct of the Guarulhos Remediation Matter. Except for matters addressed in Sections 6.06 and 9.05 of this Environmental Matters Agreement, Pfizer shall be solely responsible for any material increases in the costs of the Remedial Actions to be performed by the Company that result from actions or inactions that are clearly attributable to Pfizer or its employees, contractors, or agents.

iv.	During the Lease Term, Pfizer shall use due care to protect from damage or destruction any installation, property, or equipment located at the Guarulhos Leased Facility used in connection with the Company’s conduct of Remedial Actions to address the Guarulhos Remediation Matter, including, any monitoring wells, pumps, and piping. Pfizer shall reimburse and make the Company whole for any damage or destruction done to such installation, property or equipment, except to the extent such damage is caused by the Company, its employees, contractors or agents.

v.	During the Lease Term and to the extent required by Environmental Law, Pfizer shall obtain and maintain in good standing such Governmental Approvals that may be required for the Company to conduct Remedial Actions at the Guarulhos Leased Facility, including those for the storage, transportation and off-site disposal of any Hazardous Material generated in the course of addressing the Guarulhos Remediation Matter.

Section 9.03. Take-Over. Pfizer shall be entitled to perform, at the Company’s reasonable cost and expense, Remedial Actions to address the Guarulhos Remediation Matter if (i) Pfizer receives a written notice from Governmental Authorities that reasonably threatens it with the shut-down of all on-site operations due to the Company’s failure to perform Remedial Actions to address the Guarulhos Remediation Matter or (ii) the Company has not completed its substitution for Pfizer with Governmental Authorities relating to the Guarulhos Remediation Matter and Pfizer receives a written notice from Governmental Authorities demanding that it perform Remedial Actions to address the Guarulhos Remediation Matter because of the Company’s failure to do so. In both cases, Pfizer shall only be entitled to perform such Remedial Actions if the Company does not take actions to resume its performance of Remedial Actions within sixty (60) days of receiving written notice of such proposed take-over from Pfizer. In so doing, the Company shall only be liable for such costs that are reasonably required to achieve the applicable Remediation Standard. Where applicable, Pfizer shall promptly provide copies to the Company of all correspondence with the Governmental Authorities, as well as all work plans, notices, submissions, field work, and draft and final reports that are related to the Guarulhos Remediation Matter. The Company may, at its own expense, hire its own consultants, attorneys or other professionals to monitor Pfizer’s actions to address the Guarulhos Remediation Matter, including any field work undertaken by Pfizer.

Section 9.04. Additional Remediation. Notwithstanding other provisions of this Environmental Matters Agreement, to the extent Pfizer is responsible for remediating any Release of Hazardous Materials at the Guarulhos Leased Facility during the Lease Term, the Company, in its sole discretion, can opt to conduct and control such remediation at Pfizer’s reasonable expense. In so doing, Pfizer shall only be liable for such costs that are reasonably required to achieve the applicable Remediation Standard.

Section 9.05. Construction. The Parties acknowledge that the Remedial Actions that will be conducted, even if compliant with the applicable Remediation Standard set forth by Environmental Law and even if a Governmental No Further Action Letter is issued, could result in limitations or restrictions related to the use of the Guarulhos Leased Facility, including limitations or restrictions related to the current use of the site, or limitations or restrictions related to new construction or development or operational changes at the site. Pfizer Inc. further acknowledges and agrees that it may not conduct or cause to be conducted any construction or redevelopment activities in the areas marked by hatching on Schedule 9.05 until the Company receives a Remedial Action Outcome for the Guarulhos Remediation Matter or until the Company provides written consent to such construction or redevelopment activities. Pfizer Inc. acknowledges that the Company has the right to refuse to consent to any construction or redevelopment activities in the areas marked by hatching on Schedule 7.05 that may interfere with its achievement of a Remedial Action Outcome or with its approval plan. During the Lease Term, Pfizer shall ensure that any construction and redevelopment activities or change in operations minimize any disruption to the Company’s Remedial Actions or exacerbation of the Guarulhos Remediation Matter.

Section 9.06. Compliance. During the Lease Term, Pfizer shall comply in all material aspects with all Environmental Laws applicable to its operations at the Guarulhos Leased Facility and shall be responsible for obtaining and maintaining in full force and effect for the full duration of the Lease Term all Governmental Authorizations required to conduct its operations in such compliance.

Section 9.07. Waste Water Treatment Facility. Upon completion of construction of the on-site waste water treatment facility, Pfizer shall be permitted to operate, as needed, and discharge waste water associated with its operations to and through such facility as long as such waste water does not interfere with the operation of the waste water treatment facility or its compliance with Environmental Law or any Governmental Authorizations issued thereunder.

ARTICLE X

KALAMAZOO, MICHIGAN (BUILDING 248)

Consistent with Article VI of this Environmental Matters Agreement, the parties agree and acknowledge the following with respect to the Kalamazoo Building 248 Facility:

Section 10.01. Lease. The parties acknowledge that after the Effective Date a member of the Pfizer Group will be leasing and operating a portion of the Company’s facility located at 2605 East Kilgore Road in Kalamazoo, Michigan (“Kalamazoo Building 248 Facility”) pursuant to the Lease Agreement between PAH P&U LLC and Pharmacia & Upjohn Company LLC.

Section 10.02. Compliance. During the Lease Term, Pfizer, in conducting its operations under the Lease, shall comply in all material aspects with all Environmental Laws applicable to such operations at the Kalamazoo Building 248 Facility and shall be responsible for obtaining and maintaining in full force and effect for the full duration of the Lease Term all Governmental Authorizations required for Pfizer to conduct its operations under the Lease.

ARTICLE XI

TERMINATION

Section 11.01. Termination. This Environmental Matters Agreement will be terminated automatically if the Separation Agreement has been terminated pursuant to Article X of the Separation Agreement.

Section 11.02. Effect of Termination. In the event of any termination of this Environmental Matters Agreement, no party to this Environmental Matters Agreement (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other party.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notifications. All notices or other communications under this Environmental Matters Agreement or related to environmental matters under the Separation Agreement, including, but not limited to tenders of new Environmental Liabilities and requests for Information, shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Pfizer, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention:

with a copy to:

[—]

If to the Company to:

Zoetis Inc.

[—]

with a copy to:

[—]

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 12.02. Disputes. All disputes between the parties shall be subject to the provisions of Article VIII of the Separation Agreement and Section 6.08 of this Environmental Matters Agreement.

Section 12.03. Assignability. Except as otherwise provided in the Separation Agreement, this Environmental Matters Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Environmental Matters Agreement without the express prior written consent of the other party or parties hereto.

Section 12.04. Cooperation. The parties agree to cooperate and deal in good faith to implement this Environmental Matters Agreement.

Section 12.05. Compliance with Laws. The parties shall, in the implementation of this Environmental Matters Agreement, materially comply with all applicable Laws.

Section 12.06. Conflict of Terms. This Environmental Matters Agreement governs Pfizer’s and the Company’s conduct with respect to certain allocated Liabilities. In the event of a conflict between this Environmental Matters Agreement and the Separation Agreement, the Environmental Matters Agreement shall control with respect to the subject matter hereof. Environmental Permit Transfer Agreements executed in contemplation of the separation of the Animal Health Business from the other businesses conducted by Pfizer and its Subsidiaries shall not alter or affect the terms and conditions of this Environmental Matters Agreement, the Separation Agreement, or any other Ancillary Agreements.

Section 12.07. Governing Law. This Environmental Matters Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of New York.

Section 12.08. Severability. If any provision of this Environmental Matters Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 12.09. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Environmental Matters Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Environmental Matters Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Environmental Matters Agreement unless otherwise specified. The word “including” and words of similar import when used in this Environmental Matters Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The terms “written request,” “written consent,” and “written notice” shall be construed to include a request, consent, or notice that is communicated via electronic means.

Section 12.10. Headings. The article, section, and paragraph headings contained in this Environmental Matters Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Environmental Matters Agreement.

Section 12.11. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Environmental Matters Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Environmental Matters Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 12.12. Incorporation by Reference. Unless otherwise addressed in this Article XII of the Environmental Matters Agreement, the provisions of Article XI of the Separation Agreement shall be incorporated by reference herein.

IN WITNESS WHEREOF, the parties have caused this Environmental Matters Agreement to be executed by their duly authorized representatives.

PFIZER INC.

By:
Name:
Title:

ZOETIS INC.

By:
Name:
Title:

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